EXHIBIT 99.1
Fastenal Company Reports 2025 Third Quarter Earnings
WINONA, Minn., October 13, 2025 (BUSINESS WIRE) -- Fastenal Company (Nasdaq:FAST) ('Fastenal,' 'we,' 'our,' or 'us'), a leader in the wholesale distribution of industrial and construction supplies, today announced its financial results for the quarter ended September 30, 2025. Except for share and per share information, or as otherwise noted below, dollar amounts are stated in millions. All historical common stock share and per share information and stockholders' equity balances for all periods presented in this release, including the financial statements attached to this release, have been retroactively adjusted to reflect a two-for-one stock split effective at the close of business on May 21, 2025. Percentage and dollar calculations, which are based on non-rounded dollar values, may not be able to be recalculated using the dollar values included in this document due to the rounding of those dollar values. References to daily sales rate (DSR) change may reflect either growth (positive) or contraction (negative) for the applicable period.
PERFORMANCE SUMMARY

	Nine-month Period			Three-month Period
	2025	2024	Change	2025	2024	Change
Net sales	$6,173.1	5,721.5	7.9%	$2,133.3	1,910.2	11.7%
Business days	191	192		64	64
Daily sales	$32.3	29.8	8.5%	$33.3	29.8	11.7%
Gross profit	$2,792.5	2,583.7	8.1%	$965.8	858.6	12.5%
% of net sales	45.2%	45.2%		45.3%	44.9%
Selling, general, and administrative (SG&A) expenses	$1,521.1	1,418.5	7.2%	$524.3	470.5	11.5%
% of net sales	24.6%	24.8%		24.6%	24.6%
Operating income	$1,271.4	1,165.2	9.1%	$441.5	388.1	13.7%
% of net sales	20.6%	20.4%		20.7%	20.3%
Income before income taxes	$1,270.4	1,163.8	9.2%	$440.6	387.6	13.7%
% of net sales	20.6%	20.3%		20.7%	20.3%
Net income	$964.4	888.5	8.5%	$335.5	298.1	12.6%
Diluted net income per share	$0.84	0.77	8.4%	$0.29	0.26	12.3%

Note – Daily sales are defined as the total net sales for the period divided by the number of business days (in the U.S.) in the period.
QUARTERLY RESULTS OF OPERATIONS
Sales
Net sales increased $223.2, or 11.7%, in the third quarter of 2025 when compared to the third quarter of 2024. Both periods had the same number of selling days. Even though industrial production was still sluggish in the third quarter of 2025, the performance reflects the contribution from improved customer contract signings since the first quarter of 2024. Changes in foreign exchange rates positively affected sales in the third quarter of 2025 by approximately 10 basis points and negatively affected sales in the third quarter of 2024 by approximately 10 basis points.
We experienced an increase in unit sales in the third quarter of 2025. This was due to growth in the number of customer sites spending $10k or more per month with Fastenal and, to a lesser degree, growth in average monthly sales per customer site across all customer spend categories. The impact of product pricing on net sales in the third quarter of 2025 was an increase of 240 to 270 basis points, in contrast to the third quarter of 2024, when the impact of product pricing was not material.

From a product standpoint, we have three categories: fasteners, including fasteners used in original equipment manufacturing (OEM) and maintenance, repair, and operations (MRO), safety supplies, and other product lines, the latter of which includes eight smaller product categories, such as tools, janitorial supplies, and cutting tools. Industrial production was still sluggish in the third quarter of 2025; however, the performance of our fastener product line outperformed our non-fastener product lines. The fastener category experienced improved growth in the third quarter of 2025, as compared to the third quarter of 2024, driven by easier comparisons, increased contribution from large customer signings, better product availability in our distribution centers, and pricing actions implemented in the second and third quarters of 2025. We achieved growth in our safety category reflecting the lower volatility of PPE demand, which tends to be utilized in more MRO than OEM applications, growth of our vending installed base, and success with data center customers. Other product lines experienced higher growth from MRO-oriented lines, such as janitorial, and from OEM-oriented lines, such as welding/abrasives, despite continued soft manufacturing demand. The DSR change when compared to the same period in the prior year and the percent of sales in the period were as follows:

	DSR Change Three-month Period		% of Sales Three-month Period
	2025	2024	2025	2024
OEM fasteners	15.9%	-3.1%	19.8%	19.0%
MRO fasteners	12.0%	-5.3%	11.2%	11.2%
Total fasteners	14.4%	-4.0%	31.0%	30.2%
Safety supplies	9.8%	6.8%	22.1%	22.5%
Other product lines	10.7%	3.7%	46.9%	47.3%
Total non-fasteners	10.4%	4.7%	69.0%	69.8%
In November 2025, we intend to update the presentation of our product sales disaggregation to provide better analytics and visibility into customer data. Insights into the reasons for this change and a sample of the new reporting format is included in our third quarter of 2025 investor presentation.
From an end market standpoint, we have four categories: heavy manufacturing, other manufacturing, non-residential construction, and other, the latter of which includes reseller, government/education, transportation, warehousing and storage, and data centers. Our manufacturing end markets outperformed primarily due to the relative strength we are experiencing with key account customers with significant managed spend where our service model and technology are particularly impactful. This disproportionately benefits manufacturing customers. The non-residential construction end market experienced growth for the second time in twelve consecutive quarters. Other end market sales were favorably impacted by growth with education and healthcare, transportation, and data center customers. These were partially offset by declining sales with resellers, although at a lower decline than we've historically seen. The DSR change when compared to the same period in the prior year and the percent of sales in the period were as follows:

	DSR Change Three-month Period		% of Sales Three-month Period
	2025	2024	2025	2024
Heavy manufacturing	12.4%	0.7%	43.1%	42.7%
Other manufacturing	12.9%	6.2%	32.8%	32.4%
Total manufacturing	12.7%	3.0%	75.9%	75.1%
Non-residential construction	7.5%	-3.6%	8.3%	8.6%
Other end markets	8.9%	-0.3%	15.8%	16.3%
Total non-manufacturing	8.4%	-1.5%	24.1%	24.9%
From a customer standpoint, we have two categories: contracts, which include national multi-site, local and regional, and government customers with significant revenue potential, and non-contracts, which include all other customers. Sales with our contract customers continue to outperform as we realize incremental sales from implementing strong customer signings that we have achieved since the first quarter of 2024, which was partially offset by subdued business activity. Non-contract customers tend to be smaller and utilize fewer of our tools and capabilities, providing fewer avenues for share gains and therefore more closely reflect overall business trends, which remain sluggish. The DSR change when compared to the same period in the prior year and the percent of sales in the period were as follows:

	DSR Change Three-month Period		% of Sales Three-month Period
	2025	2024	2025	2024
Contract sales	13.2%	6.3%	73.8%	72.0%
Non-contract sales	7.2%	-8.1%	26.2%	28.0%

Supplemental Data
Prior to 2025, our disclosed metrics primarily addressed development of capabilities, including branch openings, geographic expansion, growth of national accounts, growth of non-fastener products, FMI installations, and Onsite signings, to name a few. The data provided in the chart below measures the number of customer sites that are served throughout our in-market network, categorizing them by monthly customer spend categories and end market, and the sales and average sales per site. We believe this supplemental information may be useful to investors in evaluating Fastenal's business trends and whether and to what degree we are being successful. Historical end market sales have been updated in the table below to categorize by customer site and may not be able to be recalculated due to the rounding of those dollar values.

	Three-month Period 2025			Three-month Period 2024
	Customer Sites (#) (1) (2)	Sales	Mo. Sales per Customer Site (3)	Customer Sites (#) (1) (2)	Sales	Mo. Sales per Customer Site (3)
Manufacturing
$50k+/Mo. (4)	2,304	$971.8	$140,596	2,025	$827.9	$136,280

$10k+/Mo.	8,913	1,411.5	52,788	8,318	1,240.2	49,699
$5k-$10k/Mo.	4,472	96.1	7,163	4,465	95.5	7,130
<$5k/Mo.	28,936	100.8	1,161	31,245	103.6	1,105
Other sales (5)	—	2.2	—	—	11.7	—
Total manufacturing	42,321	$1,610.6	$12,668	44,028	$1,451.0	$10,897

Non-manufacturing
$50k+/Mo. (4)	467	$170.1	$121,413	376	$122.9	$108,954

$10k+/Mo.	3,282	340.5	34,583	2,962	277.0	31,173
$5k-$10k/Mo.	2,852	60.4	7,059	2,862	60.5	7,046
<$5k/Mo.	50,368	110.1	729	56,424	113.5	671
Other sales (5)	—	11.7	—	—	8.2	—
Total non-manufacturing	56,502	$522.7	$3,015	62,248	$459.2	$2,415

Total
$50k+/Mo. (4)	2,771	$1,141.9	$137,363	2,401	$950.8	$132,001

$10k+/Mo.	12,195	1,752.0	47,888	11,280	1,517.2	44,835
$5k-$10k/Mo.	7,324	156.5	7,123	7,327	156.0	7,097
<$5k/Mo.	79,304	210.9	886	87,669	217.1	825
Other sales (5)	—	13.9	—	—	19.9	—
Total	98,823	$2,133.3	$7,149	106,276	$1,910.2	$5,929
(1)Customer sites represent the number of customer locations served by our in-market network. Individual customers with multiple locations across multiple in-market locations will have multiple customer sites.
(2)Customer sites are an average of the number of customer sites calculated each month.
(3)Monthly sales per customer site totals do not include the sales from other sales lines, as there is no customer site count associated with it. This column is not rounded to the millions and represents the exact dollar amount.
(4)$50k+ customer sites are disclosed as a representation of Onsite-like customers and are also a subset of $10k+ customer sites.
(5)Other sales represent impacts to sales that are not tied to a specific site or in-market location. This includes certain service fees, cash sales, direct product sales, etc.

FMI Technology comprises our FASTStock℠ (scanned stocking locations), FASTBin® (infrared, RFID, and scaled bins), and FASTVend® (vending devices) offerings. FASTStock's fulfillment processing technology is not embedded, is relatively less expensive and highly flexible in application, and is delivered using our proprietary mobility technology. FASTBin and FASTVend incorporate highly efficient and powerful embedded data tracking and fulfillment processing technologies. The first statistic below is a weighted FMI® measure, which combines the signings and installations of FASTBin and FASTVend in a standardized machine equivalent unit (MEU) based on the expected output of each type of device. We do not include FASTStock in this measurement because scanned stocking locations can take many forms, such as bins, shelves, cabinets, pallets, etc., that cannot be converted into a standardized MEU. The second statistic is sales through FMI Technology, which combines the sales through FASTStock, FASTBin, and FASTVend. A portion of the growth in sales experienced by FMI, particularly FASTStock and FASTBin, reflects the migration of products from less efficient non-digital stocking locations to more efficient, digital stocking locations.
We signed 7,050 weighted FASTBin and FASTVend devices in the third quarter of 2025, resulting in 19,925 new FASTBin and FASTVend signings in the first nine months of 2025. Our goal for weighted FASTBin and FASTVend device signings in 2025 remains between 25,000 to 26,000 MEUs.
The table below summarizes signings and installations of our FMI devices and sales through our FMI devices, eBusiness (1) tools, and Digital Footprint (2).

	Nine-month Period			Three-month Period
	2025	2024	DSR Change (3)	2025	2024	DSR Change (3)
Weighted FASTBin/FASTVend signings (MEUs)	19,925	21,194	-6.0%	7,050	7,281	-3.2%
Signings per day	104	110		110	114
Weighted FASTBin/FASTVend installations (MEUs; end of period)				133,910	123,193	8.7%

FASTStock sales	$777.2	728.9	7.2%	$274.8	244.7	12.3%
% of sales	12.4%	12.6%		12.7%	12.7%
FASTBin/FASTVend sales	$1,988.8	1,710.7	16.9%	$703.6	586.8	19.9%
% of sales	31.8%	29.5%		32.6%	30.3%
FMI sales	$2,766.0	2,439.6	14.0%	$978.4	831.5	17.7%
FMI daily sales	$14.5	12.7		$15.3	13.0
% of sales	44.3%	42.1%		45.3%	43.0%

eBusiness sales	$1,868.3	1,686.1	11.4%	$628.7	582.3	8.0%
% of sales	29.9%	29.1%		29.1%	30.1%

Less: eBusiness and FMI sales overlap	$817.8	658.4	24.9%	$283.3	231.9	22.1%
% of sales	13.1%	11.4%		13.1%	12.0%

Digital Footprint sales	$3,816.5	3,467.3	10.6%	$1,323.8	1,181.9	12.0%
% of sales	61.1%	59.9%		61.3%	61.1%
(1)Our eBusiness includes eProcurement activities, which are integrated transactions, including electronic data interchange (EDI), and eCommerce (transactional website sales).
(2)Digital Footprint is a combination of our sales through FMI (FASTStock, FASTBin, and FASTVend) plus that portion of our eBusiness sales that does not represent billings of FMI services.
(3)Weighted FASTBin/FASTVend signings and installations reflects the percent change compared to the same period in the prior year.
Gross Profit
Our gross profit, as a percentage of net sales, increased to 45.3% in the third quarter of 2025 from 44.9% in the third quarter of 2024. The fastener expansion project, other supplier-focused initiatives, and improvements in customer and supplier incentives contributed to the gross profit percentage increase in the third quarter of 2025. The aforementioned positive effects on our gross profit percentage were partially offset by a couple of variables. First, customer mix diluted our gross profit percentage. This reflects relatively stronger growth from large customers, including Onsite-like customers, which tend to have a lower gross profit percentage than our business as a whole. Second, we experienced higher organizational/overhead costs, primarily due to certain working capital being relieved from inventory generating higher period costs. Price/cost had a neutral impact on our gross profit percentage.

SG&A Expenses
Our SG&A expenses, as a percentage of net sales, were unchanged at 24.6% in the third quarter of 2025 from 24.6% in the third quarter of 2024.
Employee-related expenses, which represent 70% to 75% of total SG&A expenses, increased 12.9% in the third quarter of 2025 compared to the third quarter of 2024. We experienced an increase in employee base pay, although at a rate below the growth in sales, due to higher average FTE during the period, and, to a lesser degree, higher average wages during the period. Bonuses and commissions and profit sharing increased at a rate greater than sales as a result of improved business activity and financial performance versus the year-ago period.
Occupancy-related expenses, which represent 15% to 20% of total SG&A expenses, increased 5.3% in the third quarter of 2025 compared to the third quarter of 2024. This was driven by general inflation in branch rental costs and, to a lesser degree, higher depreciation from an increase in the installed base of FMI hardware.
Combined, all other SG&A expenses, which represent 10% to 15% of total SG&A expenses, increased 10.9% in the third quarter of 2025 compared to the third quarter of 2024. Selling-related transportation costs were higher, reflecting higher lease costs, which were only partially offset by lower fuel expense. We had relatively smaller increases in information technology (IT), realized losses on currency conversion, sales-related travel expense, and bad debt expense, which were partially offset by reductions in general insurance expense and increases in joint marketing efforts with our suppliers.
Operating Income
Our operating income, as a percentage of net sales, increased to 20.7% in the third quarter of 2025 from 20.3% in the third quarter of 2024.
Net Interest
We had lower interest income earned during the third quarter of 2025 and lower interest expense in the third quarter of 2025. The decrease in interest income relative to interest expense resulted in net interest expense of $0.9 in the third quarter of 2025, which compared to net interest expense of $0.5 in the third quarter of 2024.
Income Taxes
We recorded income tax expense of $105.1 in the third quarter of 2025, or 23.9% of income before income taxes. Income tax expense was $89.5 in the third quarter of 2024, or 23.1% of income before income taxes. Our tax rate in the third quarter of 2025 was below our expected ongoing tax rate due to a decrease in our liability for unrecognized tax benefits in the third quarter of 2025, and the tax benefits associated with the exercise of stock options during the period. These reductions were partially offset by the return to provision adjustments processed in the third quarter of 2025. We believe our ongoing tax rate, absent any discrete tax items or broader changes to tax law, will be approximately 24.5%.
On July 4, 2025, the U.S. enacted the One Big Beautiful Bill Act (OBBBA). The impact of the OBBBA enactment is immaterial to our Condensed Consolidated Financial Statements.
Net Income
Our net income during the third quarter of 2025 was $335.5, an increase of 12.6% compared to the third quarter of 2024. Our diluted net income per share was $0.29 in the third quarter of 2025, compared to $0.26 in the third quarter of 2024.

CASH FLOW AND BALANCE SHEET
Net cash provided by operating activities was $386.9 in the third quarter of 2025, an increase of 30.3% from the third quarter of 2024, representing 115.3% of the period's net income versus 99.6% in the third quarter of 2024. The increase in operating cash flow, as a percent of net income, primarily reflects a reduction in estimated income tax payments relating to the reinstatement of bonus depreciation in 2025 and working capital being a modest source of cash in the third quarter of 2025, as opposed to a use of cash in the third quarter of 2024.
Net cash provided by operating activities was $927.8 in the first nine months of 2025, an increase of 4.2% from the first nine months of 2024, representing 96.2% of the period's net income versus 100.2% in the first nine months of 2024. The decrease in operating cash flow, as a percent of net income, primarily reflects our operating assets and liabilities being a more significant use of cash, which was only partially offset by a reduction in estimated income tax payments in the first nine months of 2025 than in the first nine months of 2024.
The dollar and percentage change in accounts receivable, net, inventories, and accounts payable as of September 30, 2025 when compared to September 30, 2024 were as follows:

	September 30		Twelve-month Dollar Change	Twelve-month Percentage Change
	2025	2024	2025	2025
Accounts receivable, net	$1,347.3	1,200.6	$146.6	12.2%
Inventories	1,722.8	1,559.5	163.3	10.5%
Trade working capital	$3,070.1	2,760.1	$309.9	11.2%

Accounts payable	$344.8	301.7	$43.1	14.3%
Trade working capital, net	$2,725.3	2,458.4	$266.8	10.9%

Net sales in last three months	$2,133.3	1,910.2	$223.2	11.7%
Note - Amounts may not foot due to rounding differences.
The increase in our accounts receivable balance in the third quarter of 2025 was primarily attributable to growth in sales with our customers, including relative growth with larger customers that tend to carry longer payment terms.
The increase in our inventory balance in the third quarter of 2025 was primarily attributable to two factors. First, we added inventory to support projected growth in our business. Second, and to a lesser extent, tariffs and general inflation have led to increased inventory valuation.
The increase in our accounts payable balance in the third quarter of 2025 was primarily attributable to an increase in our product purchases as reflected in the growth in inventories.
During the third quarter of 2025, our investment in property and equipment, net of proceeds from sales, was $54.7, which was a slight decrease from $55.8 in the third quarter of 2024. This was primarily related to an increase in spending for FMI hardware to support growth in our installed base, facility construction and upgrades, IT, and vehicles that was partially offset by an increase in proceeds from sales of vehicles and property.
For 2025, we expect our investment in property and equipment, net of proceeds from sales, to be within a range of $235.0 to $255.0, an increase from $214.1 in 2024. The expected growth on a year-to-year basis reflects three items. First, we had higher distribution center spending as we completed construction of our replacement Utah hub facility in the third quarter of 2025, began construction on a replacement Atlanta hub facility, and improved our picking capacity and efficiency across our hub network. Second, we expect greater outlays for FMI hardware. Third, we expect elevated IT spending as projects that were expected in 2024 experienced delays and are expected to continue throughout 2025.
During the third quarter of 2025, we returned $252.5 to our shareholders in the form of dividends, compared to the third quarter of 2024 when we returned $223.4 to our shareholders in the form of dividends. During the first nine months of 2025, we returned $751.6 to our shareholders in the form of dividends, compared to the first nine months of 2024 when we returned $669.9 to our shareholders in the form of dividends. We did not repurchase any of our common stock in either period.
Total debt on our balance sheet was $195.0 at the end of the third quarter of 2025, or 4.8% of total capital (the sum of stockholders' equity and total debt). This compares to $240.0, or 6.3% of total capital, at the end of the third quarter of 2024.

ADDITIONAL INFORMATION
The table below summarizes our absolute and full time equivalent (FTE; based on 40 hours per week) employee headcount, number of branch locations, number of $50k+ customer sites, and weighted FMI devices at the end of the periods presented and the percentage change compared to the end of the prior periods.

			Change Since:		Change Since:		Change Since:
	Q3 2025	Q2 2025	Q2 2025	Q4 2024	Q4 2024	Q3 2024	Q3 2024
Selling personnel - absolute employee headcount (1)	17,196	17,192	0.0%	16,669	3.2%	16,620	3.5%
Selling personnel - FTE employee headcount (1)	15,414	15,660	-1.6%	15,014	2.7%	15,035	2.5%
Total personnel - absolute employee headcount	24,438	24,362	0.3%	23,702	3.1%	23,518	3.9%
Total personnel - FTE employee headcount	21,568	21,807	-1.1%	20,958	2.9%	20,894	3.2%

Number of branch locations	1,590	1,596	-0.4%	1,597	-0.4%	1,597	-0.4%
Number of $50k+ customer sites	2,771	2,683	3.3%	2,330	18.9%	2,401	15.4%
Weighted FMI devices (MEU installed count)	133,910	132,174	1.3%	126,957	5.5%	123,193	8.7%
(1)    In the fourth quarter of 2024, we realigned certain employees as a result of a routine review of our organizational structure. While there was no change to total absolute or total FTE headcount, it produced minor shifts between headcount categories. Historical numbers have been adjusted to reflect this realignment.
During the last twelve months, we increased our total FTE employee headcount by 674. Our total FTE selling and sales support personnel increased by 379 to support growth and sales initiatives to target customer acquisition. We had an increase in our distribution and transportation FTE personnel of 106 to support increased product throughput at our distribution facilities. We had an increase in our remaining FTE personnel of 189, which related primarily to personnel investments in IT, quality control, and strategy and communications.

CONFERENCE CALL TO DISCUSS QUARTERLY RESULTS
As we previously disclosed, we will host a conference call today to review the quarterly results, as well as current operations. This conference call will be broadcast live over the Internet at 9:00 a.m., central time. To access the webcast, please go to our Investor Relations Website at https://investor.fastenal.com/events.cfm.
ADDITIONAL MONTHLY AND QUARTERLY INFORMATION
We publish on the 'Investor Relations' page of our website at www.fastenal.com both our monthly consolidated net sales information and the presentation for our quarterly conference call (which includes information, supplemental to that contained in our earnings announcement, regarding results for the quarter). We expect to publish the consolidated net sales information for each month, other than the third month of a quarter, at 6:00 a.m., central time, on the fourth business day of the following month. We expect to publish the consolidated net sales information for the third month of each quarter and the conference call presentation for each quarter at 6:00 a.m., central time, on the date our earnings announcement for such quarter is publicly released.
FORWARD-LOOKING STATEMENTS
Certain statements contained in this document do not relate strictly to historical or current facts. As such, they are considered 'forward-looking statements' that provide current expectations or forecasts of future events. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements can be identified by the use of terminology such as anticipate, believe, should, estimate, expect, intend, may, will, plan, goal, project, hope, trend, target, opportunity, and similar words or expressions, or by references to typical outcomes. Any statement that is not a historical fact, including estimates, projections, future trends, and the outcome of events that have not yet occurred, is a forward-looking statement. Our forward-looking statements generally relate to our expectations and beliefs regarding the business environment in which we operate, our projections of future performance, our perceived marketplace opportunities including our prospects to capture long-term value from certain warehousing customers and the related end market, our strategies, goals, mission, and vision, and our expectations about future capital expenditures, future tax rates, including anticipated tax impacts from recent legislation, future inventory levels, pricing, weighted FMI device signings, future sales attributable to our Digital Footprint, investment in property and equipment, the impact of inflation or deflation on our cost of goods, controlling SG&A expenses including FTE growth, future traditional branch closures and openings, the impact of fluctuations in freight and shipping costs, future operating results and business activity, and the impact of natural disasters on daily sales. You should understand that forward-looking statements involve a variety of risks and uncertainties, known and unknown (including risks disclosed in our most recent annual and quarterly reports), and may be affected by inaccurate assumptions. Consequently, no forward-looking statement can be guaranteed and actual results may vary materially. Factors that could cause our actual results to differ from those discussed in the forward-looking statements include, but are not limited to, those detailed in our most recent annual and quarterly reports. Each forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any such statement to reflect events or circumstances arising after such date. FAST-E

FASTENAL COMPANY
Condensed Consolidated Balance Sheets
(Amounts in millions except share and per share information)
(Unaudited)

Assets	September 30, 2025	December 31, 2024
Current assets:
Cash and cash equivalents	$288.1	255.8
Trade accounts receivable, net of allowance for credit losses of $5.5 and $5.2, respectively	1,347.3	1,108.6
Inventories	1,722.8	1,645.0
Prepaid income taxes	9.4	18.8
Other current assets	178.5	183.7
Total current assets	3,546.1	3,211.9

Property and equipment, net	1,112.6	1,056.6
Operating lease right-of-use assets	315.0	279.2
Other assets	142.6	150.3

Total assets	$5,116.3	4,698.0

Liabilities and Stockholders' Equity
Current liabilities:
Current portion of debt	$95.0	75.0
Accounts payable	344.8	287.7
Accrued expenses	261.1	225.6
Current portion of operating lease liabilities	106.8	98.8
Income taxes payable	25.0	—
Total current liabilities	832.7	687.1

Long-term debt	100.0	125.0
Operating lease liabilities	215.5	186.6
Deferred income taxes	62.8	68.9
Other long-term liabilities	10.8	14.1

Stockholders' equity:
Preferred stock: $0.01 par value, 5,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock: $0.01 par value, 1,600,000,000 shares authorized, 1,148,033,521 and 1,146,640,904 shares issued and outstanding, respectively	11.5	11.5
Additional paid-in capital	112.9	82.8
Retained earnings	3,826.3	3,613.5
Accumulated other comprehensive loss	(56.2)	(91.5)
Total stockholders' equity	3,894.5	3,616.3
Total liabilities and stockholders' equity	$5,116.3	4,698.0

FASTENAL COMPANY
Condensed Consolidated Statements of Income
(Amounts in millions except income per share)
(Unaudited)

	Nine Months Ended September 30,		Three Months Ended September 30,
	2025	2024	2025	2024
Net sales	$6,173.1	5,721.5	$2,133.3	1,910.2
Cost of sales	3,380.6	3,137.8	1,167.5	1,051.6
Gross profit	2,792.5	2,583.7	965.8	858.6

Selling, general, and administrative expenses	1,521.1	1,418.5	524.3	470.5
Operating income	1,271.4	1,165.2	441.5	388.1

Interest income	4.3	4.2	0.7	1.3
Interest expense	(5.3)	(5.6)	(1.6)	(1.8)
Income before income taxes	1,270.4	1,163.8	440.6	387.6

Income tax expense	306.0	275.3	105.1	89.5
Net income	$964.4	888.5	$335.5	298.1

Basic net income per share	$0.84	0.78	$0.29	0.26
Diluted net income per share	$0.84	0.77	$0.29	0.26

Basic weighted average shares outstanding	1,147.4	1,145.1	1,147.9	1,145.5
Diluted weighted average shares outstanding	1,150.3	1,148.3	1,151.0	1,148.4

FASTENAL COMPANY
Condensed Consolidated Statements of Cash Flows
(Amounts in millions)
(Unaudited)

	Nine Months Ended September 30,		Three Months Ended September 30,
	2025	2024	2025	2024
Cash flows from operating activities:
Net income	$964.4	888.5	$335.5	298.1
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property and equipment	126.7	123.0	42.3	41.8
Gain on sale of property and equipment	(2.6)	(3.0)	(1.0)	(1.3)
Bad debt expense (recoveries)	3.5	(0.2)	1.6	0.4
Deferred income taxes	(6.1)	2.8	(7.4)	1.6
Stock-based compensation	6.2	6.0	2.1	2.0
Amortization of intangible assets	8.0	8.0	2.7	2.6
Changes in operating assets and liabilities:
Trade accounts receivable, net	(233.2)	(113.5)	(26.8)	7.4
Inventories	(66.3)	(36.2)	1.4	(48.4)
Other current assets	5.9	(19.6)	(19.8)	(26.1)
Accounts payable	50.3	40.3	25.6	9.6
Accrued expenses	35.4	(14.8)	5.4	7.7
Income taxes	34.8	0.7	22.3	(0.3)
Other	0.8	8.5	3.0	1.8
Net cash provided by operating activities	927.8	890.5	386.9	296.9

Cash flows from investing activities:
Purchases of property and equipment	(185.3)	(166.3)	(60.3)	(59.4)
Proceeds from sale of property and equipment	12.5	9.6	5.6	3.6
Other	(0.3)	(0.3)	(0.1)	(0.1)
Net cash used in investing activities	(173.1)	(157.0)	(54.8)	(55.9)

Cash flows from financing activities:
Proceeds from debt obligations	1,040.0	590.0	365.0	205.0
Payments against debt obligations	(1,045.0)	(610.0)	(400.0)	(200.0)
Proceeds from exercise of stock options	23.9	26.3	6.6	7.7
Cash dividends paid	(751.6)	(669.9)	(252.5)	(223.4)
Net cash used in financing activities	(732.7)	(663.6)	(280.9)	(210.7)

Effect of exchange rate changes on cash and cash equivalents	10.3	1.0	(0.9)	6.4

Net increase in cash and cash equivalents	32.3	70.9	50.3	36.7

Cash and cash equivalents at beginning of period	255.8	221.3	237.8	255.5
Cash and cash equivalents at end of period	$288.1	292.2	$288.1	292.2

Supplemental information:
Cash paid for interest	$5.7	6.0	$1.5	1.8
Net cash paid for income taxes	$274.4	269.4	$89.1	87.6
Operating lease right-of-use assets obtained in exchange for new operating lease liabilities	$109.5	75.5	$36.4	26.1

CONTACT:	Dray Schreiber
Accounting Manager
507.313.7324